UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 10, 2005

Date of Report (Date of Earliest Event Reported)

BUSINESS OBJECTS S.A.

(Exact name of Registrant as specified in its charter)

Republic of France (State or other jurisdiction of incorporation)	0-24720 (Commission File Number)	98-0355777 (I.R.S. Employer Identification Number)

157-159 Rue Anatole France, 92300 Levallois-Perret, France
(Address of principal executive offices)

(408) 953-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01 Entry into a Material Definitive Agreement.

     On March 10, 2005, the Board of Directors (the “Board”) of Business Objects S.A. (the “Company”), upon recommendation of the Compensation Committee, approved new allocation rules related to the compensation of the Company’s directors.

     With the exception of the Chief Executive Officer, who is also a director and the Chairman of the Board, each director of the Company will receive an annual retainer fee of $20,000 ($5,000 per quarter) for his service as a director. The chairman of the Audit Committee will receive an annual retainer fee of $17,500 ($4,375 per quarter) and the other members of the Audit Committee will receive an annual retainer fee of $12,500 ($3,125 per quarter). The chairman of the Compensation Committee will receive an annual retainer fee of $12,500 ($3,125 per quarter) and the other members of the Compensation Committee will receive an annual retainer fee of $10,000 ($2,500 per quarter). The chairman of the Nominating Committee and the chairman of the Corporate Governance Committee will each receive an annual retainer fee of $10,000 ($2,500 per quarter) and the other members of each of the Nominating Committee and Corporate Governance Committee will receive an annual retainer fee of $7,500 ($1,875 per quarter).

     With the exception of the Chief Executive Officer, in addition to the annual retainers fees payable for the director’s service on the Board and its committees, each director will receive $2,000 for each “quarterly” Board meeting attended, $1,000 for each “technical” Board meeting attended and $1,500 for each committee meeting attended. The director will receive fees for attendance at the meeting whether he attends such meeting in-person, by video or telephonically. Directors are also reimbursed for reasonable expenses incurred in attending Board and committee meetings.

     These directors’ fees are paid after the end of each fiscal quarter. The payment for the first quarter of 2005, which is expected on or about April 21, 2005, will reflect the new allocation rules. The new allocation rules were effective as of January 1, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2005

BUSINESS OBJECTS S.A.
By:	/s/ James R. Tolonen
James R. Tolonen
Chief Financial Officer and Senior Group Vice President